Exhibit 99.1

Schnitzer Reports First Quarter 2019 Financial Results

AMR’s Ferrous Sales Volumes Up 15% and Nonferrous Sales Volumes Up 18% Year-Over-Year

CSS Delivers Best First Quarter Since 2008

PORTLAND, Ore.--(BUSINESS WIRE)--January 9, 2019--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported results for its first quarter of fiscal 2019 ended November 30, 2018. The Company reported earnings per share from continuing operations of $0.57 and adjusted earnings per share of $0.58. In the first quarter of fiscal 2018, the Company reported earnings per share from continuing operations of $0.64 and adjusted earnings per share of $0.63. For a reconciliation of the adjusted results to U.S. GAAP, see the Non-GAAP Financial Measures provided after the financial statements in this document.

Auto and Metals Recycling (AMR) achieved operating income of $23 million, or $25 per ferrous ton, compared to operating income in the first quarter of the prior year of $35 million, or $44 per ferrous ton. AMR’s year-over-year performance included benefits from 15% higher ferrous sales volumes and 18% higher nonferrous sales volumes, which were more than offset by operating margin compression resulting primarily from a 19% decline in average net selling prices for nonferrous products that outpaced the reduction in purchase costs for raw materials.

Cascade Steel and Scrap (CSS) achieved first quarter operating income of $12 million, an increase of 41% year-over-year. CSS’s operating performance improvement was driven primarily by a 25% year-over-year increase in finished steel average net selling prices, which significantly outpaced the increase in the cost of steel-making raw materials. Finished steel sales volumes were 6% lower year-over-year primarily due to lower production resulting from the combination of a temporary disruption to a major external natural gas pipeline and downtime related to the implementation of mill equipment upgrades aimed at improving productivity.

In the first quarter of fiscal 2019, consolidated financial performance included Corporate expense of $12 million, a decrease of $4 million from the prior year first quarter, which had included a charge for a legacy environmental liability of $4 million.

“In challenging market conditions that saw a significant decline in the net selling prices for our nonferrous products, AMR delivered solid operating performance with significant year-over-year improvement in ferrous and nonferrous volumes, demonstrating the benefits of our sales diversification strategy and our commercial initiatives to increase supply volumes. Looking forward, we are expanding the scope of our productivity initiatives aimed at improving AMR’s operating margins in the current market environment, while continuing to invest in advanced nonferrous technologies to support our strategic objectives to lower processing costs, increase recovery rates, and further develop our product optionality so we continue to meet our customers’ needs,” commented Tamara Lundgren, President and Chief Executive Officer. “CSS continued to deliver excellent results, reflecting a 41% year-over-year increase in operating income, underpinned by significant operating margin expansion through higher steel prices and improved productivity. Our strong balance sheet provides us with the ability to invest in capital projects, while continuing to return capital to our shareholders through both our share repurchases and quarterly dividend.”

Summary Results
($ in millions, except per share amounts)
	Quarter
	1Q19	1Q18	Change	4Q18	Change
Revenues	$564	$483	17%	$670	(16)%

Operating income	$23	$26	(14)%	$38	(40)%
Other asset impairment charges (recoveries), net	—	—	NM	1	NM
Restructuring charges and other exit-related activities	—	—	NM	(1)	NM
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	NM	—	NM
Adjusted operating income(1)	$23	$26	(12)%	$38	(39)%

Net income attributable to SSI	$16	$18	(12)%	$60	(73)%

Net income from continuing operations attributable to SSI	$16	$18	(12)%	$59	(73)%

Adjusted net income from continuing operations attributable to SSI(1)	$16	$18	(9)%	$59	(72)%

Diluted earnings per share attributable to SSI	$0.57	$0.64	(11)%	$2.09	(73)%

Diluted earnings per share from continuing operations attributable to SSI	$0.57	$0.64	(11)%	$2.08	(72)%

Adjusted diluted earnings per share from continuing operations attributable to SSI(1)	$0.58	$0.63	(8)%	$2.06	(72)%

(1)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
NM = Not Meaningful

Auto and Metals Recycling

Summary of Auto and Metals Recycling Results
($ in millions, except selling prices and data per ton; Fe volumes 000s long tons; NFe volumes Ms lbs)
	Quarter
	1Q19	1Q18	Change	4Q18	Change
Total revenues	$436	$398	10%	$532	(18)%

Ferrous revenues	$299	$255	17%	$362	(17)%
Ferrous volumes	919	797	15%	1,032	(11)%
Avg. net ferrous sales prices ($/LT)(1)	$306	$292	5%	$321	(5)%

Nonferrous revenues	$104	$110	(6)%	$134	(22)%
Nonferrous volumes(2)	153	129	18%	167	(8)%
Avg. net nonferrous sales prices ($/lb)(1)(2)	$0.59	$0.73	(19)%	$0.69	(14)%

Cars purchased for retail (000s)	94	108	(13)%	105	(10)%

Operating income	$23	$35	(35)%	$34	(32)%
Operating income per Fe ton	$25	$44	(43)%	$33	(24)%

Adjusted operating income(3)	$23	$35	(34)%	$34	(33)%
Adjusted operating income per Fe ton	$25	$44	(42)%	$33	(25)%

(1)	Sales prices are shown net of freight.
(2)	Excludes platinum group metals (PGMs) in catalytic converters.
(3)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

Volumes: Ferrous sales volumes in the first quarter increased 15% compared to the prior year first quarter, primarily due to stronger domestic demand and commercial initiatives to increase our supply flows. Ferrous sales volumes decreased 11% sequentially primarily due to seasonality. Nonferrous sales volumes were 18% higher compared to the prior year first quarter, mainly due to higher supply flows and 8% lower sequentially, primarily due to seasonality.

Export customers accounted for 63% of total ferrous sales volumes. Our products, including ferrous, nonferrous and recycled auto parts, were shipped to 22 countries in the first quarter of fiscal 2019, with Bangladesh, Turkey and Taiwan representing the top export destinations for ferrous shipments.

Pricing: Average ferrous net selling prices increased $14 per ton, or 5%, compared to the prior year first quarter, and were down $15 per ton, or 5%, sequentially. Average nonferrous net selling prices decreased 19% compared to the prior year first quarter and decreased 14% sequentially.

Margins: Operating income was $23 million in the first quarter, a decrease of $12 million, or 35%, compared to the prior year first quarter and $11 million, or 32%, lower sequentially. Operating income per ferrous ton of $25 represented a decrease of $19 per ton or 43% from the prior year first quarter and a sequential decrease of $8 per ton, or 24%. The margin compression in the first quarter of fiscal 2019 resulted primarily from the significant decline in selling prices for zorba and other nonferrous products that outpaced the reduction in purchase costs for raw materials, more than offsetting the benefits of operating leverage from higher ferrous and nonferrous sales volumes, and higher net ferrous selling prices. Selling, general and administrative (“SG&A”) expenses were $4 million higher than in the prior year as a result of higher employee-related expenses and $1 million in environmental-related expenses, and consistent sequentially. First quarter operating results include a neutral impact from average inventory accounting, consistent with the first quarter of the prior year and compared to an adverse impact of $2 million in the fourth quarter of fiscal 2018.

Cascade Steel and Scrap

Summary of Cascade Steel and Scrap Results
($ in millions, except selling prices)
	Quarter
	1Q19	1Q18	Change	4Q18	Change
Steel revenues	$101	$80	26%	$102	—%
Recycling revenues	29	10	205%	42	(31)%
Total revenues	$130	$90	45%	$144	(9)%

Operating income	$12	$8	41%	$14	(12)%

Finished steel average net sales price ($/ST)	$747	$599	25%	$741	1%
Finished steel sales volumes (000s ST)	119	127	(6)%	127	(6)%

Rolling mill utilization	87%	95%	(8)%	83%	5%

(1)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
NM = Not Meaningful

Volumes: Finished steel sales volumes in the first quarter were 6% lower year-over-year and sequentially, primarily due to lower production in the first quarter of fiscal 2019 caused by a combination of a temporary disruption to a major external natural gas pipeline and downtime related to the implementation of mill equipment upgrades aimed at improving productivity. Recycling revenues were significantly higher year-over-year as a result of increased ferrous export sales due to increased supply flows, but down sequentially primarily due to seasonality.

Pricing: Average net selling prices for finished steel products increased 25% from the prior year first quarter and 1% sequentially, reflecting the impacts of reduced pressure from steel imports and higher steel-making raw material and other input costs.

Margins: Operating income for the first quarter of fiscal 2019 was $12 million, an improvement of 41% from the prior year first quarter. The improved year-over-year performance reflected an expansion in finished steel margins resulting from higher average net selling prices which significantly outpaced the increase in the cost of steel-making raw materials and offset the impact of lower finished steel sales volumes. Sequentially, operating income was $2 million lower driven primarily by the impact on sales volumes of the lower production and a $1 million adverse impact from the natural gas supply disruption.

Corporate Items

In the first quarter of fiscal 2019, consolidated financial performance included Corporate expense of $12 million, a decrease of $4 million from the prior year first quarter, which included a charge for a legacy environmental liability of $4 million.

The Company’s effective tax rate for the first quarter of fiscal 2019 was an expense of 19.8%, which includes a discrete tax benefit associated with share-based compensation.

Total debt at the end of the first quarter of fiscal 2019 was $169 million, and debt, net of cash, was $157 million compared to $107 million and $103 million, respectively, at the end of the fourth quarter of fiscal 2018 (refer to Non-GAAP Financial Measures provided after the financial statements in this document). The first quarter of fiscal 2019 reflected negative operating cash flow of $12 million, as positive cash flows associated with profitability were more than offset by an increase in working capital due to the timing of the annual cash payment of incentive compensation accrued in fiscal 2018 and the impact of the timing of shipments on the collection of receivables.

Pursuant to its ongoing authorized share repurchase program, the Company repurchased a total of 150,000 shares of its Class A common stock in open market transactions during the first quarter. The Company also returned capital to shareholders through its 99th consecutive quarterly dividend.

Analysts’ Conference Call: First Quarter of Fiscal 2019

A conference call and slide presentation to discuss results will be held today, January 9, 2019, at 11:30 a.m. EST hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Senior Vice President, Chief Financial Officer, and Chief of Corporate Operations. The call and the slides will be webcast and accessible on the Company’s website under Company > Investors > Event Calendar at www.schnitzersteel.com/events.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes auto parts stores with approximately 5 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended
	November 30, 2018	August 31, 2018	November 30, 2017

REVENUES:

Auto and Metals Recycling:
Ferrous revenues	$298,812	$362,051	$254,983
Nonferrous revenues	104,181	133,758	110,343
Retail and other revenues	33,419	35,707	32,728
Total Auto and Metals Recycling revenues	436,412	531,516	398,054

Cascade Steel and Scrap:
Steel revenues	101,337	101,846	80,446
Recycling revenues	29,049	42,021	9,538
Total Cascade Steel and Scrap revenues	130,386	143,867	89,984
Intercompany sales eliminations	(2,778)	(5,806)	(4,759)
Total revenues	$564,020	$669,577	$483,279

OPERATING INCOME:

AMR operating income	$23,017	$33,836	$35,172
CSS operating income	$11,918	$13,604	$8,476
Consolidated operating income	$22,689	$37,973	$26,423

Adjusted AMR operating income(1)	$23,080	$34,368	$34,755
Adjusted CSS operating income(1)	11,918	13,604	8,388
Adjusted segment operating income(1)	34,998	47,972	43,143
Corporate expense	(12,205)	(10,928)	(16,644)
Intercompany eliminations	161	539	(481)
Adjusted operating income(1)	22,954	37,583	26,018
Other asset impairment (charges) recoveries, net	(63)	(532)	88
Restructuring charges and other exit-related activities	(202)	922	(100)
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	417
Total operating income	$22,689	$37,973	$26,423

(1) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)
(Unaudited)

	For the Three Months Ended
	November 30, 2018	August 31, 2018	November 30, 2017
Revenues	$564,020	$669,577	$483,279
Cost of goods sold	490,132	582,608	406,251
Selling, general and administrative	51,419	50,011	51,043
(Income) from joint ventures	(485)	(625)	(450)
Other asset impairment charges (recoveries), net	63	532	(88)
Restructuring charges and other exit-related activities	202	(922)	100
Operating income	22,689	37,973	26,423
Interest expense	(1,906)	(2,160)	(2,059)
Other income, net	23	495	849
Income from continuing operations before income taxes	20,806	36,308	25,213
Income tax (expense) benefit	(4,116)	23,620	(5,957)
Income from continuing operations	16,690	59,928	19,256
Income (loss) from discontinued operations, net of tax	(72)	273	(35)
Net income	16,618	60,201	19,221
Net income attributable to noncontrolling interests	(430)	(532)	(857)
Net income attributable to SSI	$16,188	$59,669	$18,364

Net income per share attributable to SSI:
Basic:
Income per share from continuing operations attributable to SSI	$0.59	$2.17	$0.66
Income (loss) per share from discontinued operations attributable to SSI	—	0.01	—
Net income per share attributable to SSI	$0.59	$2.18	$0.66
Diluted:
Income per share from continuing operations attributable to SSI	$0.57	$2.08	$0.64
Income (loss) per share from discontinued operations attributable to SSI	—	0.01	—
Net income per share attributable to SSI	$0.57	$2.09	$0.64

Weighted average number of common shares:
Basic	27,505	27,427	27,695
Diluted	28,364	28,524	28,662
Dividends declared per common share	$0.1875	$0.1875	$0.1875

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

1Q19
SSI Total Volumes(1)
Total ferrous volumes (LT)	1,079,705
Total nonferrous volumes (000s LB)	166,977
Auto and Metals Recycling
Ferrous selling prices ($/LT)(2)
Domestic	$290
Export	$314
Average	$306
Ferrous sales volume (LT)
Domestic	339,879
Export	578,976
Total	918,855

Nonferrous average price ($/LB)(2)(3)	$0.59
Nonferrous sales volume (000s LB)(3)	152,869
Car purchase volume (000s)(4)	94
Auto stores at end of quarter	51
Cascade Steel and Scrap
Finished steel average sales price ($/ST)(2)	$747
Sales volume (ST)
Rebar	81,470
Coiled products	37,418
Merchant bar and other	316
Finished steel products sold	119,204

Rolling mill utilization(5)	87%

(1) Ferrous and nonferrous volumes sold externally by AMR and CSS and delivered to our steel mill for finished steel production.
(2) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(3) Excludes PGM metals in catalytic converters.
(4) Cars purchased by auto parts stores only.
(5) Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
					Fiscal
	1Q18	2Q18	3Q18	4Q18	2018
SSI Total Volumes(1)
Total ferrous volumes (LT)	912,145	1,062,260	1,118,743	1,205,803	4,298,951
Total nonferrous volumes (000s LB)	141,046	144,024	162,667	188,359	636,096
Auto and Metals Recycling
Ferrous selling prices ($/LT)(2)
Domestic	$259	$278	$314	$303	$291
Export	$306	$327	$347	$328	$328
Average	$292	$314	$337	$321	$317
Ferrous sales volume (LT)
Domestic	237,464	239,571	293,323	314,974	1,085,332
Export	559,154	656,738	690,019	716,834	2,622,745
Total	796,618	896,309	983,342	1,031,808	3,708,077

Nonferrous average price ($/LB)(2)(3)	$0.73	$0.72	$0.74	$0.69	$0.72
Nonferrous sales volume (000s LB)(3)	129,137	129,549	146,043	166,976	571,705
Car purchase volume (000s)(4)	108	102	109	105	424
Auto stores at end of quarter	53	53	53	52	52
Cascade Steel and Scrap
Finished steel average sales price ($/ST)(2)	$599	$619	$703	$741	$666
Sales volume (ST)
Rebar	84,243	79,718	91,603	81,182	336,746
Coiled products	40,928	43,056	46,673	43,878	174,535
Merchant bar and other	2,049	1,937	1,945	1,950	7,881
Finished steel products sold	127,220	124,711	140,221	127,010	519,162

Rolling mill utilization(5)	95%	83%	91%	83%	88%

(1) Ferrous and nonferrous volumes sold externally by AMR and CSS and delivered to our steel mill for finished steel production.
(2) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(3) Excludes PGM metals in catalytic converters.
(4) Cars purchased by auto parts stores only.
(5) Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	November 30, 2018	August 31, 2018
Assets
Current assets:
Cash and cash equivalents	$11,216	$4,723
Accounts receivable, net	193,439	169,418
Inventories	200,562	205,877
Other current assets	41,455	68,341
Total current assets	446,672	448,359

Property, plant and equipment, net	422,686	415,711

Goodwill and other assets	239,846	240,747

Total assets	$1,109,204	$1,104,817

Liabilities and Equity
Current liabilities:
Short-term borrowings	$1,156	$1,139
Other current liabilities	192,872	253,538
Total current liabilities	194,028	254,677

Long-term debt	167,394	106,237

Other long-term liabilities	71,799	73,793

Equity:
Total Schnitzer Steel Industries, Inc. (“SSI”) shareholders’ equity	671,914	666,078
Noncontrolling interests	4,069	4,032
Total equity	675,983	670,110
Total liabilities and equity	$1,109,204	$1,104,817

Non-GAAP Financial Measures

This press release contains performance based on adjusted net income and adjusted diluted earnings per share from continuing operations attributable to SSI and adjusted consolidated, AMR and CSS operating income, which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided reconciliations of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that presenting these non-GAAP financial measures provides a meaningful presentation of our results from business operations excluding adjustments for other asset impairment charges net of recoveries, restructuring charges and other exit-related activities, recoveries related to the resale or modification of certain previously contracted shipments, and the income tax expense (benefit) allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. Adjusted operating results in fiscal 2015 excluded the impact from the resale or modification of the terms, each at significantly lower prices due to sharp declines in selling prices, of certain previously contracted bulk shipments for delivery during fiscal 2015. Recoveries resulting from settlements with the original contract parties, which began in the third quarter of fiscal 2016 and concluded in the first quarter of fiscal 2018, are reported within selling, general and administrative expense in the quarterly statements of income and are also excluded from the measures. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

($ in millions)	Quarter
	1Q19	1Q18	4Q18
Consolidated operating income:
Operating income	$23	$26	$38
Other asset impairment charges (recoveries), net	—	—	1
Restructuring charges and other exit-related activities	—	—	(1)
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	—
Adjusted consolidated operating income	$23	$26	$38

AMR operating income:
Operating income	$23	$35	$34
Other asset impairment charges (recoveries), net	—	—	1
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	—
Adjusted AMR operating income(1)	$23	$35	$34

CSS operating income:
Operating income	$12	$8	$14
Other asset impairment charges (recoveries), net	—	—	—
Adjusted CSS operating income	$12	$8	$14

(1) May not foot due to rounding.

Net income from continuing operations attributable to SSI
($ in millions)	Quarter
	1Q19	1Q18	4Q18
Net income from continuing operations attributable to SSI	$16	$18	$59
Other asset impairment charges (recoveries), net	—	—	1
Restructuring charges and other exit-related activities	—	—	(1)
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	—
Income tax expense (benefit) allocated to adjustments(1)	—	—	—
Adjusted net income from continuing operations attributable to SSI	$16	$18	$59

(1) Income tax allocated to the aggregate adjustments reconciling reported and adjusted net income from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

Diluted earnings per share from continuing operations attributable to SSI
($ per share)	Quarter
	1Q19	1Q18	4Q18
Diluted earnings per share from continuing operations attributable to SSI	$0.57	$0.64	$2.08
Other asset impairment charges (recoveries), net	—	—	0.02
Restructuring charges and other exit-related activities	0.01	—	(0.03)
Recoveries related to the resale or modification of certain previously contracted shipments	—	(0.01)	—
Income tax expense (benefit) allocated to adjustments(1)	—	—	(0.01)
Adjusted diluted earnings per share from continuing operations attributable to SSI	$0.58	$0.63	$2.06

(1) Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

Debt, net of cash
($ in thousands)
	November 30, 2018	August 31, 2018
Short-term borrowings	$1,156	$1,139
Long-term debt, net of current maturities	167,394	106,237
Total debt	168,550	107,376
Less: cash and cash equivalents	11,216	4,723
Total debt, net of cash	$157,334	$102,653

Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “Company,” “Schnitzer,” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; the Company’s outlook, growth initiatives or expected results or objectives, including pricing, margins, sales volumes and profitability; strategic direction or goals; targets; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits and the impact of federal tax reform; the impact of tariffs, quotas and other trade actions; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K, as supplemented by our subsequently filed Quarterly Reports on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; changing conditions in global markets including the impact of tariffs, quotas and other trade actions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; inability to achieve or sustain the benefits from productivity, cost savings and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; inability to obtain or renew business licenses and permits or renew facility leases; compliance with climate change and greenhouse gas emission laws and regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com